Exhibit 10.1

EXECUTION COPY

GUARANTEE OF BLOCKBUSTER CANADA CO.

GUARANTEE AGREEMENT, dated as of March 31, 2010 (this “Guarantee”), is made by BLOCKBUSTER CANADA CO., a company organized and existing under the laws of Nova Scotia (“Guarantor”) in favor of Home Trust Company (the “Collateral Trustee”) for the benefit of certain movie studios (each a “Studio” and collectively, the “Studios”) beneficiaries of that certain Collateral Trust Agreement, of even date herewith (the “Collateral Trust Agreement”), among Guarantor, the Studios and the Collateral Trustee.

WITNESSETH:

WHEREAS, Blockbuster Inc., a Delaware corporation (“Blockbuster”), and each of the Studios have entered into the trade agreements listed on Schedule 1 hereto and may from time to time enter into additional trade agreements that may be added to Schedule 1 in accordance with the provisions hereof (as the same may be amended, modified, supplemented, extended, renewed, revised, restated, amended and restated or replaced from time to time (and, if occurring after the Effective Date, designated as such pursuant to paragraph (c) hereof), each a “Trade Agreement” and collectively, the “Trade Agreements”), pursuant to which the Studios have severally agreed to, among other things, extend trade credit to Blockbuster;

WHEREAS, Guarantor is an indirect wholly-owned subsidiary of Blockbuster and, like Blockbuster, relies heavily for the continued viability of its business upon products that are provided to it by the Studios. Accordingly, as a result of the Studios entering into, and extending trade credit under, the Trade Agreements with Blockbuster, the Guarantor will receive substantial benefits, both direct and indirect, through the agreement of the Studios, as set forth in the Trade Agreements, to provide Guarantor and Blockbuster with the extended payment terms and products that are essential to their business, including, but not limited to, titles such as “Alvin and the Chipmunks: The Squeakquel”, “Avatar”, “The Blind Side”, “Bounty Hunter”, “Extraordinary Measures”, “Invictus”, “Legion” and “Sherlock Holmes”; and

WHEREAS, in consideration of the substantial benefits that it will receive, both directly and indirectly, from the Studios in connection with the Trade Agreements, Guarantor has agreed to guarantee all of the present and future obligations and liabilities of Blockbuster under the Trade Agreements (the “Guaranteed Obligations”), and grant a security interest in certain of its assets to secure its obligations hereunder.

NOW, THEREFORE, in order to induce the Studios to enter into the Trade Agreements and to provide additional security for the repayment of the Guaranteed Obligations, and for other good and valuable consideration, Guarantor hereby agrees as follows:

(a)	Guarantor hereby unconditionally and irrevocably guarantees the prompt payment when due, and the due performance, whether at stated maturity, by acceleration or otherwise, of all Guaranteed Obligations, plus any and all expenses of collection (including, without limitation, the reasonable fees and disbursements of counsel for the Collateral Trustee). In addition to the guarantee provided for herein, and as a separate, distinct and primary obligation of the Guarantor, the Guarantor hereby agrees to indemnify and save harmless each of the Studios and the Collateral Trustee, forthwith on demand by the Studios and the Collateral Trustee, from and against all expenses of collection (including, without limitation, the reasonable fees and disbursements of counsel for the Collateral Trustee) which maybe suffered or incurred by any one or more of them in any way relating to or arising from the failure of Blockbuster to pay and satisfy the Guaranteed Obligations.

(b)	Guarantor hereby agrees that its obligations under this Guarantee constitute a continuing guarantee of payment when due and not of collection.

(c)	In the event that a Studio and Blockbuster amend, modify, supplement, extend, review, revise, restate, amend and restate or replace any Trade Agreement or enter into additional trade agreements after the date hereof that such parties mutually agree shall be included as “Trade Agreements” hereunder and in accordance with the Collateral Trust Agreement, Blockbuster shall promptly notify Guarantor thereof and Guarantor hereby confirms, acknowledges and agrees that each such agreement shall be automatically included on Schedule 1 as a “Trade Agreement” and the obligations of Guarantor under this Guarantee will extend to such Trade Agreement as of the execution thereof.

(d)	This Guarantee shall remain in full force and effect as to each Studio until the obligations under the Trade Agreements to which such Studio is a party have been paid or otherwise satisfied in full.

(e)	Guarantor hereby acknowledges and agrees that its obligations under this Guarantee are secured pursuant to and in accordance with certain Security Documents (as defined in the Collateral Trust Agreement). Guarantor agrees and covenants that so long as any obligations of Blockbuster remain outstanding under the Trade Agreements, Guarantor will not grant any other liens on the Collateral (as defined in the Collateral Trust Agreement), except as expressly permitted by the Security Agreements.

(f)	Any term or provision of this Guarantee or any Trade Agreement to the contrary notwithstanding, the maximum amount of the obligations of Blockbuster under the Trade Agreements for which Guarantor shall be liable shall not exceed the value of the Collateral. In addition, anything herein or in any other Security Agreement to the contrary notwithstanding, the maximum liability of Guarantor hereunder shall in no event exceed the amount which can be guaranteed by Guarantor under applicable United States federal and state laws, or Canadian federal or provincial laws, relating to the insolvency of debtors. Pursuant to the provisions of the Collateral Trust Agreement, the Guaranteed Obligations are secured for the benefit of the Studios equally and ratably (in the proportion that the amount owed by Blockbuster to the applicable Studio under its respective Trade Agreement(s) bears to the amount owed by Blockbuster to all Studios under the Trade Agreements at such time) by the Collateral.

(g)	The guarantee contained herein shall continue to be effective, or be reinstated, as the case may be, if at anytime payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by any Studio upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Blockbuster, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Blockbuster or any substantial part of its property, or otherwise, all as though such payments had not been made.

(h)

Guarantor hereby guarantees that payments hereunder will be paid to the Studios without set-off or counterclaim in United States Dollars. In calculating the amount of Collateral proceeds for any purpose hereunder, the amount of any proceeds denominated in a currency other than United States Dollars shall be converted into United States Dollars at the spot rate for purchasing United States Dollars with such currency as set forth in The Wall Street Journal on the business day prior to the date on which such calculation is to be made.

(i)	Any notice hereunder to Guarantor will be sufficiently given if given in accordance with Section 6.1 of the Collateral Trust Agreement and will be effective as set forth therein.

(j)	This Guarantee shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

(k)	The liability of Guarantor hereunder shall be absolute and unconditional irrespective of, and shall not be released, discharged, limited or otherwise affected by:

(i)	the lack of validity or enforceability in whole or in part of: (i) the Trade Agreements or any other agreement made from time to time between Blockbuster and the Studios in connection with the Guaranteed Obligations; (ii) any security given by Blockbuster in favour of the Studios from time to time in connection with the Guaranteed Obligations; (iii) any guarantee given by any person in favour of the Studios from time to time in connection with or relating to the Guaranteed Obligations; or (iv) any security given by any such guarantor in favour of the Studios from time to time in connection with the Guaranteed Obligations;

(ii)	any change in the corporate existence, structure, ownership or control of Blockbuster (including any of the foregoing arising from any merger, consolidation, amalgamation, reorganization or similar transaction); any change in the name, objects, capital stock, constating documents or by-laws of Blockbuster; or the dissolution, winding-up, liquidation or other distribution of the assets of Blockbuster, whether voluntary or otherwise;

(iii)	Blockbuster becoming insolvent or bankrupt or subject to any proceeding under the provisions of any Bankruptcy Law (as defined in the Collateral Trust Agreement), the arrangement provisions of applicable corporate legislation, any legislation similar to the foregoing in any other jurisdiction, or any legislation enacted substantially in replacement of the foregoing, or the Studios voting in favour of any proposal, arrangement or compromise in connection with any of the foregoing;

(iv)	the failure or neglect of the Studios or the Collateral Trustee to demand payment of the Guaranteed Obligations from Blockbuster, any guarantor of the Guaranteed Obligations or any other person; and

(v)	the valuation by the Studios of any security held in respect of the Guaranteed Obligations, which shall not be considered as a purchase of such security or as payment on account of the Guaranteed Obligations.

(l)	Guarantor represents and warrants to each of the Studios and the Collateral Trustee as follows, and acknowledges that the Studios and the Collateral Trustee are relying on such representations and warranties as a basis for extending and maintaining the extension of credit to Blockbuster:

(i)	It is a corporation, it is incorporated, existing and in good standing under the laws of its jurisdiction of incorporation; it has full corporate power, authority and capacity to enter into and perform its obligations hereunder; all necessary action has been taken by its directors, shareholders and otherwise to authorize the execution and delivery of this Guarantee and the performance of its obligations hereunder; it has, to the extent required by law, given notice to its shareholders of this Guarantee; there are no provisions in any unanimous shareholder agreement which restrict or limit its powers to enter into and perform its obligations under this Guarantee; and neither the execution and delivery of this Guarantee, nor compliance with the terms, provisions and conditions hereof will conflict with, result in a breach of, or constitute a default under its charter documents or by-laws; and

(ii)	Neither the execution and delivery of this Guarantee, nor compliance with the provisions of this Guarantee conflicts with, results in a breach of, or constitutes a default under any agreement or instrument to which it is a party or by which it or any of its property and assets is bound or affected, and does not require the consent or approval of any other person (other than consents which have been obtained).

(m)	Guarantor hereby irrevocably and unconditionally (i) submits for itself and its property in any legal action or proceeding relating to this Guarantee and any other security instruments contemplated hereby to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of Ontario, and appellate courts from any thereof; (ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Guarantor as provided in the Collateral Trust Agreement or at such other address of which the Collateral Trustee shall have been notified pursuant thereto; (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and (v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this paragraph any special, exemplary, punitive or consequential damages.

(n)	Guarantor hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Guarantee or any other security instrument contemplated hereby.

(o)

Guarantor agrees not to exercise or enforce any right of exoneration, contribution, reimbursement, recourse or subrogation available to Guarantor against Blockbuster or any other guarantor of the Guaranteed Obligations, or as to any security therefor, unless and until the Guaranteed Obligations have been paid and satisfied in full and the Collateral Trust Agreement has been terminated in accordance with its terms and all security governed thereby has been discharged. Guarantor has no right to be subrogated hereunder unless and until Guarantor has paid to the Collateral Trustee for the benefit of the Studios an amount equal to the Guaranteed Obligations, together with all interest, expenses and other amounts due hereunder and none of the Studios shall have any obligation to grant additional credit to Blockbuster under the terms of the Trade Agreements designated and covered hereby.

(p)	This Guarantee shall be binding upon the successors and assigns of Guarantor and shall inure to the benefit of the Collateral Trustee, the Studios and their respective successors and assigns.

(q)	This Guarantee is in addition to and without prejudice to any security (including guarantees provided by other persons) now or hereafter held by the Studios in respect of the Guaranteed Obligations, and any other rights or remedies which it might have.

(r)	If any court of competent jurisdiction from which no appeal exists or is taken, determines that any provision of this Guarantee is illegal, invalid or unenforceable, that provision will be severed from this Guarantee and the remaining provisions will remain in full force and effect.

(s)	This Guarantee may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart by facsimile transmission or electronic mail shall be effective as delivery of a manually executed counterpart.

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IN WITNESS WHEREOF, Guarantor has caused this Guarantee to be executed by its duly authorized officer on the day and year first above written.

BLOCKBUSTER CANADA CO.

By:	/s/ Steve Medlar
	Name:	Steve Medlar
	Title:	Vice President and Chief Financial Officer

Schedule 1

Trade Agreements